Exhibit 99.1

Coach, Inc. Reports Fiscal 2017 Third Quarter Results Consistent with Expectations

  Coach Brand North America Comparable Store Sales Increased 3% in the Third Quarter
  Third Quarter GAAP EPS was $0.43 Versus $0.40 a Year Ago, Up 7%; Non-GAAP EPS was $0.46 Versus $0.44 a Year Ago, Up 4%
  Maintains Fiscal 2017 Guidance

NEW YORK--(BUSINESS WIRE)--May 2, 2017--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today reported third quarter results for the period ended April 1, 2017.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “Our solid performance this quarter was very much in line with our expectations and our strategic initiatives. In a volatile and complex global environment, we delivered continued positive comparable store sales for the Coach brand in North America and gross margin expansion in each segment, while tightly controlling costs. We continued to drive growth in our directly-operated Europe and Mainland China businesses, which represent the most significant geographic opportunities for our brands. And, despite our deliberate pullback in the North America wholesale channel and the impact of calendar shifts, we delivered earnings growth. Importantly, we announced a new leadership structure and strengthened our Coach brand team, a critical step in Coach, Inc.’s evolution as a customer-focused, multi-brand organization.”

Overview of Third Quarter 2017 Consolidated, Coach, Inc. Results:

  Net sales totaled $995 million for the third fiscal quarter, a decrease of 4% on a reported basis and 3% on a constant currency basis. As planned, the Company’s strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel through a reduction in promotional events and door closures negatively impacted sales growth by approximately 150 basis points in the quarter.
  Gross profit totaled $706 million, a decrease of 1% on a reported and non-GAAP basis. Gross margin for the quarter expanded 190 basis points from prior year to 70.9% on both a reported and non-GAAP basis.
  SG&A expenses totaled $555 million on a reported basis, a decrease of 4%, and represented 55.7% of sales compared to 56.0% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $544 million, a decrease of 3%, or 54.6% of sales as compared to 54.3% in the year ago period, reflecting in part the Company’s continued investment in Stuart Weitzman.
  Operating income for the quarter on a reported basis totaled $151 million, an increase of 13%, while operating margin was 15.2% versus 13.0%. On a non-GAAP basis, operating income was $162 million, an increase of 7%, while operating margin was 16.3% versus 14.7%.
  Net interest expense was $4 million in the quarter as compared to $7 million in the year ago period.
  Net income for the quarter on a reported basis totaled $122 million, with earnings per diluted share of $0.43. This compared to reported net income in the third quarter of FY16 of $112 million with earnings per diluted share of $0.40. On a non-GAAP basis, net income for the quarter totaled $130 million compared to $124 million a year ago, an increase of 5%, with earnings per diluted share of $0.46, up 4% versus prior year.

Coach Brand Third Quarter of 2017 Results:

  Net sales for the Coach brand totaled $915 million for the third fiscal quarter, a decrease of approximately 4% on a reported and constant currency basis, consistent with expectations. As planned, the strategic actions in the North America wholesale channel negatively impacted sales growth by about 150 basis points.

Third fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American Coach brand sales decreased 5% on a reported and constant currency basis to $474 million versus $499 million last year. Both North American aggregate and bricks and mortar comparable store sales rose approximately 3% despite the negative impact of the shift in timing of Easter. Total North American direct sales declined 2% for the quarter, reflecting the change in the fiscal calendar on non-comparable sales. As planned, sales at North American department stores declined approximately 40% on both a POS and net sales basis.
  International Coach brand sales totaled $430 million compared to $448 million a year ago, a decrease of approximately 4% on a reported basis, including approximately 70 basis points of pressure related to foreign currency translation. Greater China sales declined 2% versus prior year in dollars and increased 2% on a constant currency basis, driven by strong growth and positive comparable store sales in Mainland China, offset by continued softness in Hong Kong and Macau. In Japan, sales rose 2% in dollars and decreased 1% in constant currency. Sales for the remaining directly-operated businesses in Asia decreased low-double digits on a reported and constant currency basis, due primarily to weakness in Korea where macroeconomic and geopolitical headwinds have pressured spending from domestic consumers and tourists. Sales in the directly operated channels in Europe remained strong, growing at a double-digit rate in constant currency, while total sales decreased modestly in dollars and rose slightly in constant currency, reflecting the impact of the planned shift in wholesale shipment timing. As expected, international wholesale declined on a net sales basis due to shipment timing with the fourth quarter, while POS sales also declined.
  Gross profit for the Coach brand totaled $656 million, a decrease of 2% on a reported and non-GAAP basis. Gross margin for the quarter increased 180 basis points over prior year, including approximately 20 basis points of benefit from currency, to 71.7% on both a reported and non-GAAP basis.
  SG&A expenses totaled $509 million for the Coach brand on a reported basis, down 5% versus prior year, and represented 55.6% of sales compared to 56.3% of sales in the prior year’s third quarter. On a non-GAAP basis, SG&A expenses were $500 million, a decrease of 4%, and represented 54.6% of sales versus 54.8% in the year ago period.
  Operating income for the Coach brand on a reported basis was $147 million, an increase of 14%, while operating margin was 16.1% compared to operating margin of 13.6% a year ago. On a non-GAAP basis, operating income was $156 million, an increase of 8%, while operating margin was 17.1% compared to operating margin of 15.1% on a non-GAAP basis a year ago.

Stuart Weitzman Third Quarter of 2017 Results:

  Net sales for the Stuart Weitzman brand totaled $80 million for the third fiscal quarter compared to $79 million reported in the same period of the prior year, an increase of 1%, impacted by wholesale shipment timing.
  Gross profit for the Stuart Weitzman brand totaled $50 million, an increase of 8% versus prior year, on a reported and non-GAAP basis. Gross margin for the quarter was 62.1%, an increase of approximately 390 basis points over prior year, on a reported and non-GAAP basis, reflective, in part, of channel mix, the benefit of currency, and lower promotional levels.
  SG&A expenses for the Stuart Weitzman brand were $46 million on a reported basis, compared to $41 million in the prior year, and represented 57.3% of sales compared to 52.3% of sales in the prior year’s third quarter. On a non-GAAP basis, SG&A expenses were $44 million compared to $39 million in the prior year due to an increase in store occupancy costs as well as the Company’s strategic investments in team and infrastructure. As a percentage of sales, SG&A was 55.2% compared to 48.9% of sales a year ago.
  Operating income for the Stuart Weitzman brand was $4 million or 4.7% of sales as reported compared to $5 million or 5.9% of sales in the prior year’s third quarter. On a non-GAAP basis, operating income was $6 million or 6.9% of sales versus $7 million or 9.3% of sales in the prior year.

Mr. Luis continued, “At Stuart Weitzman, we’re executing on our plan, driving global awareness and brand relevance, and gaining traction with the millennial consumer. The response to spring newness has been particularly strong, and we continue to expect sales to increase at a double-digit pace for both the fourth quarter and the year. We’re also making key brand investments in management and creative talent, as well as infrastructure to support long-term, multi-category growth. To this end, we’re especially excited about the arrival of Giovanni Morelli, who joins the brand this week as Creative Director.”

During the third quarter of FY17, the Company recorded the following under its previously announced plans:

  Operational Efficiency Plan: charges of approximately $6 million, primarily related to organizational efficiency and technology infrastructure costs.
  Acquisition-Related Costs: charges of approximately $5 million associated with the acquisition of Stuart Weitzman (which primarily includes charges attributable to contingent payments and integration-related activities).

These actions taken together increased the Company’s consolidated reported SG&A expenses by about $11 million, negatively impacting reported net income by $8 million after tax or about $0.03 per diluted share in the third quarter.

“While the retail environment remains uncertain, our strategic vision for our brands and our company remains clear. The traction we’ve achieved to date on our transformation plan and the success of our integration of Stuart Weitzman give us continued confidence in our direction. Moreover, with our new leadership structure, Coach, Inc. is well positioned to continue its journey as a global house of brands and to focus on opportunities to drive long-term and sustainable growth,” Mr. Luis concluded.

Fiscal Year 2017 Outlook:

The following fiscal 2017 guidance is provided on a non-GAAP, 52-week basis versus 52-week basis.

The Company is maintaining its operational outlook for fiscal 2017 as outlined in January.

The Company continues to expect revenues for fiscal 2017 to increase low-single digits, including the impact of currency.

In addition, the Company is maintaining its operating margin forecast for Coach, Inc. of between 18.5-19.0% for fiscal 2017. This guidance incorporates the negative impact of both Stuart Weitzman and the strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel, including a reduction in promotional events and the closure of about 25% of doors.

Interest expense is now expected to be in the area of $20 million for the year while the full year fiscal 2017 tax rate is still projected at about 26%.

Taken together, the Company continues to project double-digit growth in both net income and earnings per diluted share for the year.

Fiscal Year 2017 Outlook - Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Operational Efficiency Plan and acquisition related charges, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its fiscal 2017 guidance.

This fiscal 2017 non-GAAP guidance excludes (1) expected pre-tax charges of around $20 million to $35 million attributable to the Company’s Operational Efficiency Plan (which will primarily include the costs of replacing and updating the Company’s core technology platforms, organizational efficiency costs, as well as network optimization costs) and (2) expected pre-tax Stuart Weitzman acquisition-related charges of around $20 million (which primarily include the impact of contingent purchase price payments, subject to achieving a certain revenue target, and office lease termination charges).

Conference Call Details:

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, May 2, 2017. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 44859438. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID above. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report fourth quarter financial results on Tuesday, August 8, 2017. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2017 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” “maintaining,” “assume,” “plan,” “pursue,” “look forward to,” “on track to return,” “to achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended April 1, 2017 and March 26, 2016
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		NINE MONTHS ENDED
	April 1,	March 26,	April 1,	March 26,
	2017	2016	2017	2016

Net sales	$995.2	$1,033.1	$3,354.5	$3,337.2

Cost of sales	289.5	320.1	1,027.9	1,068.6

Gross profit	705.7	713.0	2,326.6	2,268.6

Selling, general and administrative expenses	554.6	578.7	1,732.2	1,731.9

Operating income	151.1	134.3	594.4	536.7

Interest expense, net	4.0	6.5	14.8	19.5

Income before provision for income taxes	147.1	127.8	579.6	517.2

Provision for income taxes	24.9	15.3	140.3	138.2

Net Income	$122.2	$112.5	$439.3	$379.0

Net income per share:

Basic	$0.44	$0.40	$1.57	$1.37

Diluted	$0.43	$0.40	$1.56	$1.36

Shares used in computing
net income per share:

Basic	280.8	277.8	280.2	277.4

Diluted	282.9	279.5	282.2	278.7

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended April 1, 2017 and March 26, 2016
(in millions, except per share data)
(unaudited)

	April 1, 2017
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$705.7	$-	$-	$-	$705.7

Selling, general and administrative expenses	$554.6	$-	$6.4	$4.5	$543.7

Operating income	$151.1	$-	$(6.4)	$(4.5)	$162.0

Provision for income taxes	$24.9	$-	$(1.6)	$(1.2)	$27.7

Net income	$122.2	$-	$(4.8)	$(3.3)	$130.3

Diluted net income per share	$0.43	$-	$(0.02)	$(0.01)	$0.46

	March 26, 2016
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$713.0	$-	$-	$-	$713.0

Selling, general and administrative expenses	$578.7	$9.4	$-	$8.1	$561.2

Operating income	$134.3	$(9.4)	$-	$(8.1)	$151.8

Provision for income taxes	$15.3	$(3.0)	$-	$(2.9)	$21.2

Net income	$112.5	$(6.4)	$-	$(5.2)	$124.1

Diluted net income per share	$0.40	$(0.02)	$-	$(0.02)	$0.44
(1) The Transformation Plan was completed in fiscal 2016. Amounts as of March 26, 2016 related to Coach brand organizational efficiency costs and accelerated depreciation as a result of store renovations, within North America and select International stores.

(2) Amounts as of April 1, 2017 reflect Coach brand charges primarily related to organizational efficiency and technology infrastructure costs.

(3) Amounts as of April 1, 2017 and March 26, 2016 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

The Company recorded the following during the quarter ended April 1, 2017:

- Acquisition-related costs of $4.5 million, primarily related to contingent payments and integration-related activities.
• Coach brand: $2.8 million of these charges were recorded within the Coach brand.
• Stuart Weitzman brand: $1.7 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

The Company recorded the following during the quarter ended March 26, 2016:

- Acquisition-related costs of $7.8 million, primarily related to charges attributable to integration-related activities and contingent payments.
• Coach brand: $5.4 million of these SG&A expenses were recorded within the Coach brand.
• Stuart Weitzman brand: $2.4 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $0.3 million to SG&A expenses, recorded within the Stuart Weitzman brand.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Nine Months Ended April 1, 2017 and March 26, 2016
(in millions, except per share data)
(unaudited)

	April 1, 2017
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$2,326.6	$-	$-	$(0.6)	$2,327.2

Selling, general and administrative expenses	$1,732.2	$-	$17.2	$20.9	$1,694.1

Operating income	$594.4	$-	$(17.2)	$(21.5)	$633.1

Provision for income taxes	$140.3	$-	$(4.3)	$(6.2)	$150.8

Net income	$439.3	$-	$(12.9)	$(15.3)	$467.5

Diluted net income per share	$1.56	$-	$(0.05)	$(0.05)	$1.66

	March 26, 2016
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Efficiency Plan (2)	Costs (3)	(Excluding Items)

Gross profit	$2,268.6	$-	$-	$(0.9)	$2,269.5

Selling, general and administrative expenses	$1,731.9	$35.9	$-	$28.3	$1,667.7

Operating income	$536.7	$(35.9)	$-	$(29.2)	$601.8

Provision for income taxes	$138.2	$(9.0)	$-	$(9.5)	$156.7

Net income	$379.0	$(26.9)	$-	$(19.7)	$425.6

Diluted net income per share	$1.36	$(0.10)	$-	$(0.07)	$1.53
(1) The transformation plan was completed in fiscal 2016. Amounts as of March 26, 2016 related to Coach brand organizational efficiency costs and accelerated depreciation as a result of store renovations, within North America and select International stores.

(2) Amounts as of April 1, 2017 reflect Coach brand charges primarily related to organizational efficiency costs, technology infrastructure costs and to a lesser extent, network optimization costs.

(3) Amounts as of April 1, 2017 and March 26, 2016 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

The Company recorded the following during the nine months ended April 1, 2017:

- Acquisition-related costs of $20.7 million, primarily related to integration-related activities and contingent payments.
• Coach brand: $8.2 million of these charges were recorded within the Coach brand.
• Stuart Weitzman brand: $12.5 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $0.6 million to gross profit and $0.2 million to SG&A expenses, recorded within the Stuart Weitzman brand, primarily due to the amortization of the inventory step-up and limited life distributor relationships.

The Company recorded the following during the nine months ended March 26, 2016:

- Acquisition-related costs of $22.2 million, primarily related to charges attributable to integration-related activities and contingent payments.
• Coach brand: $15.2 million of these SG&A expenses were recorded within the Coach brand.
• Stuart Weitzman brand: $7.0 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $0.9 million to gross profit and $6.1 million to SG&A expenses, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the order backlog asset and inventory step-up.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Transformation Plan, our Operational Efficiency Plan and Acquisition-Related Costs for Coach, Inc., as well as the Coach brand, which includes the Company’s North America and International segment, as well as Other and Corporate Unallocated results, and the Stuart Weitzman brand, which includes the Company’s Stuart Weitzman segment. The Company’s North America comparable store sales are presented for the 13-weeks ending April 1, 2017 versus the analogous 13-week period ended April 2, 2016 for comparability.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales and direct sales for Coach’s North America segment and net sales for the Company, the Coach brand, Coach’s International segment, Greater China, including Mainland China, Coach Japan, Coach’s remaining directly operated businesses in Asia and Coach Europe have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending July 1, 2017 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these measures on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At April 1, 2017, July 2, 2016 and March 26, 2016
(in millions)

	(unaudited)	(audited)	(unaudited)
	April 1,	July 2,	March 26,
	2017	2016	2016
ASSETS

Cash, cash equivalents and short-term investments	$1,891.9	$1,319.4	$1,282.4
Receivables	203.4	245.2	263.2
Inventories	478.7	459.2	464.1
Other current assets	195.6	149.1	255.4

Total current assets	2,769.6	2,172.9	2,265.1

Property and equipment, net	661.2	919.5	823.2
Other noncurrent assets	1,230.2	1,800.3	1,588.2

Total assets	$4,661.0	$4,892.7	$4,676.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$129.2	$186.7	$174.6
Accrued liabilities	507.1	625.0	541.9
Current debt	-	15.0	15.0

Total current liabilities	636.3	826.7	731.5

Long-term debt	591.8	861.2	868.5
Other liabilities	541.0	521.9	451.1

Stockholders' equity	2,891.9	2,682.9	2,625.4

Total liabilities and stockholders' equity	$4,661.0	$4,892.7	$4,676.5

COACH, INC.
Store Count
At December 31, 2016 and April 1, 2017
(unaudited)

	As of			As of
Directly-Operated Store Count:	December 31, 2016	Openings	(Closures)	April 1, 2017

Coach

North America	434	0	(10)	424

Japan	191	0	(7)	184

Greater China (PRC, Hong Kong & Macau)	191	7	(1)	197

Asia - Other	104	1	(2)	103

Europe	40	7	0	47

Stuart Weitzman

Global	82	0	0	82

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations